Exhibit 10.1

Amendment to PRSU Agreements

AMENDMENT TO ANY PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENTS UNDER THE XPO LOGISTICS, INC. AMENDED AND RESTATED 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, dated as of March 14, 2014 and February 27, 2015 (the “Agreements”) between XPO LOGISTICS, INC., a Delaware corporation (the “Company”), and [name] (the “Amendment”).

WHEREAS, the Company and you previously entered into the Agreements;

WHEREAS, the Agreements were amended pursuant to the Employment Agreement entered into between the Company and you as of February 9, 2016;

WHEREAS, the Company and you wish to further amend the Agreements;

NOW, THEREFORE, the Company and you hereby further amend the Agreements as follows:

1.	The definition of “Determination Date” set forth in Section 2 of the Agreements shall be amended and restated to read in its entirety as follows:

“Determination Date” means the date that the Committee determines that the Performance Goal has been met, which shall occur as soon as reasonably practicable following the Performance Goal being met, but in no event later than 60 days after the achievement of the Performance Goal.

2.	Section 3(d)(iii) of Agreements shall be amended to read in its entirety as follows:

“(iii) if your employment is terminated by the Company without Cause or you resign for Good Reason prior to April 2, 2018, you shall remain eligible to vest in a number of the RSUs on the Determination Date subject to the achievement of the Performance Goal as determined in accordance with Section 3(b), equal to the product of (x) the number of RSUs granted under this Award Agreement and (y) a fraction, the numerator of which is the number of days from the date of grant through the date of termination of your employment and the denominator of which is the number of days from the date of grant through April 2, 2018.”

3.	Exhibit A of the Agreements shall be amended to read in its entirety as follows:

“Exhibit A
Performance Goal

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The Performance Goal shall be achieved if (i) the price of a Share, as reported on the New York Stock Exchange or such other exchange upon which the Shares trade, trades at or above $60 for twenty consecutive trading days during the Performance Evaluation Period and (ii) Adjusted Earnings Per Share of at least $2.75 is achieved for 2017.

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If the Performance Goal is not achieved pursuant to the immediately preceding bullet, the Performance Goal shall nonetheless be achieved if (i) the price of a Share, as reported on the New York Stock Exchange or such other exchange upon which the Shares trade, trades at or above $86 for twenty consecutive trading days prior to September 2, 2020 and (ii) Adjusted Earnings Per Share of at least $4.30 is achieved for 2019.

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“Adjusted Earnings Per Share” shall mean (i) net income available to common shareholders, including preferred interest holders (adjusted for non-recurring items as applied to Adjusted EBITDA in monthly operating reports and external reporting and the impact of stock and phantom stock compensation), plus tax effected depreciation and amortization less tax effected capital expenditures divided by (ii) diluted shares outstanding.

◦	“Performance Evaluation Period” shall mean the period commencing on January 1, 2016 and ending on April 2, 2018.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
XPO LOGISTICS, INC.

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EXECUTIVE

Date:    March 7, 2016